EXHIBIT 10.1

LETTER AGREEMENT ‑ COMMITTED LINE OF CREDIT

December 6, 2013

William L. Aamoth
Vice President and Corporate Treasurer
STERIS Corporation
5960 Heisley Road
Mentor, OH 44060

Re:    $15,000,000 Committed Line of Credit

Dear Mr. Aamoth:

We are pleased to inform you that PNC Bank, National Association (the “Bank”), has approved your request for a committed line of credit to STERIS Corporation (the “Borrower”). We look forward to this opportunity to help you meet the financing needs of your business. All the details regarding your line of credit are outlined in the following sections of this letter.

1.    Facility and Use of Proceeds. This is a committed revolving line of credit under which, subject to the terms and conditions of this letter, the Borrower may request and the Bank will make advances to the Borrower from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $15,000,000 (the “Line of Credit” or the “Loan”). The “Expiration Date” shall mean the earlier of (i) December 5, 2014, or such later date as may be designated by the Bank by written notice from the Bank to the Borrower and (ii) the date on which Bank shall (for any reason) no longer be a “Lender” under the 2012 Credit Agreement (as defined in the Note).

2.    Note.    The obligation of the Borrower to repay advances under the Line of Credit shall be evidenced by a promissory note (the “Note”) in the form attached hereto as Exhibit A.

This letter (the “Letter Agreement”) and the Note, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.

3.    Interest Rate. Interest on the unpaid balance of the Line of Credit advances will be charged at the rates, and be payable on the dates and times, set forth in the Note.

4.    Repayment. Subject to the terms and conditions of this Letter Agreement, the Borrower may borrow, repay and reborrow under the Line of Credit until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable as set forth in the Note, and will be computed on the basis of a year of 360 days and paid on the actual number of days that principal is outstanding.

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STERIS Corporation
December 6, 2013

5.    Covenant. Until payment in full of the Loan and termination of the commitment for the Line of Credit, the Borrower will notify the Bank in writing of the occurrence of any Event of Default or an act or condition which, with the passage of time, the giving of notice or both would become an Event of Default under and as defined in Section 9(i) of the Note.

6.    Representations and Warranties. To induce the Bank to extend the Loan and upon the making of each advance to the Borrower under the Line of Credit, the Borrower represents and warrants as follows:

(a)    The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except where the failure to do so would not have a material adverse effect on the business, operations, property or condition of the Borrower and its subsidiaries taken as a whole.

(b)    The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

7.    Expenses. The Borrower will reimburse the Bank for the Bank’s expenses (including the reasonable fees and expenses of the Bank’s outside counsel) in documenting and closing this transaction, not to exceed a total of $5,000 in the aggregate.

8.    Additional Provisions. Before the first advance under the Loan, the Borrower shall execute and deliver to the Bank, the Note, a certified borrowing resolution, an incumbency certificate and an Ohio Certificate of Good Standing. The Bank will not be obligated to make any advance under the Line of Credit if at the time of the advance any Event of Default (under and as defined in Section 9 of the Note) or event which with the passage of time, provision of notice or both would constitute an Event of Default under and as defined in Section 9 of the Note shall have occurred and be continuing.

This Letter Agreement is governed by the laws of Ohio. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrower concerning the Loan, and shall replace all prior understandings, statements, negotiations and written materials relating to the Loan.

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STERIS Corporation
December 6, 2013

The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of proceeds of the Loan.

This Agreement shall inure to the benefit of and be binding upon the Bank and the Borrower and their respective successors and assigns; provided, however, that neither the Bank nor the Borrower may assign this Agreement or the Note without the written consent of the other, which consent shall not be unreasonably withheld, but further provided the consent of the Borrower shall not be required for any assignment by Bank after the occurrence and during the continuance of an Event of Default.

THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT OR THE NOTE AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

This Letter Agreement (as the same may be amended from time to time) shall survive the making of the advances and will serve as our loan agreement throughout the term of the Line of Credit and until payment of the Loan.

Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Joseph G. Moran

Title: Senior Vice President

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STERIS Corporation
December 6, 2013

ACCEPTANCE

With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 6th day of December, 2013.

BORROWER:

STERIS CORPORATION

By: /s/ William L. Aamoth

Print Name: William L. Aamoth
Title: Vice President and Corporate Treasurer

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EXHIBIT A

Committed Line of Credit Note
(Daily LIBOR)

$15,000,000.00    December 6, 2013

FOR VALUE RECEIVED, STERIS CORPORATION (the “Borrower”), with an address at 5960 Heisley Road, Mentor, OH 44060, promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), in lawful money of the United States of America in immediately available funds at its offices located at 1900 East 9th Street, Cleveland, OH 44114, or at such other location as the Bank may designate from time to time, the principal sum of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000.00) or such lesser amount as may be advanced to or for the benefit of the Borrower hereunder and outstanding from time to time, together with interest accruing on the outstanding principal balance from the date hereof, all as provided below.

1.    Advances. The Borrower may borrow, repay and reborrow hereunder until the Expiration Date, subject to the terms and conditions of this instrument (the “Note”) and the Loan Documents (as defined herein). The “Expiration Date” shall mean the earlier of (i) December 5, 2014, or such later date as may be designated by the Bank by written notice from the Bank to the Borrower and (ii) the date on which Bank shall (for any reason) no longer be a “Lender” under the 2012 Credit Agreement (as defined in Section 8 below). The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew this Note beyond the Expiration Date. In no event shall the aggregate unpaid principal amount of advances under this Note exceed the face amount of this Note.

2.    Rate of Interest. Amounts outstanding under this Note will bear interest at a rate per annum which is at all times equal to (A) the Daily LIBOR Rate plus (B) the Applicable Margin (as defined below). Interest hereunder will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. In no event will the rate of interest hereunder exceed the maximum rate allowed by law. “Applicable Margin” shall mean the amount of basis points as listed below, as determined based upon the Borrower’s “Leverage Ratio” as defined in and calculated pursuant to the 2012 Credit Agreement:

Leverage Ratio	Applicable Margin

Greater than or equal to 2.50 to 1.00	152.50 basis points
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	130.00 basis points
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	107.50 basis points
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	97.50 basis points
Greater than or equal to .50 to 1.00 but less than 1.00 to 1.00	87.50 basis points
Less than .50 to 1.00	77.50 basis points

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The above definition of Applicable Margin is based upon the definition of the Applicable Margin contained in paragraph (b) of such definition as set forth in the 2012 Credit Agreement as in effect on the date hereof. Should such definition change, the above definition contained herein shall automatically change without the necessity of further notice to or agreement of the Borrower or the Bank.

Changes to the Applicable Margin shall be effective on the first day of the first calendar month after the date upon which Bank received, or, if earlier, Bank should have received, pursuant to the 2012 Credit Agreement, the financial statements of Borrower. If for any reason (including termination of the 2012 Credit Agreement) the “Leverage Ratio” cannot be determined, then the Applicable Margin shall be set at the highest level set forth above.

If the Bank determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining the Daily LIBOR Rate, then the Bank shall give notice thereof to the Borrower. Thereafter, until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the interest rate for all amounts outstanding under this Note shall be equal to the Base Rate (the “Alternate Rate”).

In addition, if, after the date of this Note, the Bank shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make or maintain or fund loans based on the Daily LIBOR Rate, the Bank shall notify the Borrower. Upon receipt of such notice, until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer apply, the interest rate on all amounts outstanding under this Note shall be the Alternate Rate.

For purposes hereof, the following terms shall have the following meanings:

“Base Rate” shall mean the higher of (A) the Prime Rate, and (B) the sum of the Federal Funds Open Rate plus fifty (50) basis points (0.50%). If and when the Base Rate (or any component thereof) changes, the rate of interest with respect to any amounts hereunder to which the Base Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Cleveland, Ohio.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Bank by dividing (A) the Published Rate by (B) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency fundings by banks on such day. The rate of interest will be adjusted automatically as of each Business Day based on changes in the Daily LIBOR Rate without notice to the Borrower.

“Federal Funds Open Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Bank (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to the Borrower.

“Prime Rate” shall mean the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers.

“Published Rate” shall mean the rate of interest published each Business Day on the Reuters LIBOR01 screen displaying British Bankers Association Interest Settlement Rates as of 11:00 A.M. London time as the rate in the London interbank market for U.S. Dollar deposits in immediately available funds with a one day maturity.

3.    Advance Procedures. If permitted by the Bank, a request for advance may be made by telephone or electronic mail, with such confirmation or verification (if any) as the Bank may require in its discretion from time to time. A request for advance by the Borrower shall be binding upon Borrower. The Borrower authorizes the Bank to accept telephonic and electronic requests for advances from persons who have been previously designated by the Borrower as being persons who are authorized to request advances, and the Bank shall be entitled to rely upon the authority of any designated person providing such instructions. All advances shall be deposited to the following account maintained by the Borrower with the Bank: STERIS Corporation, PNC a/c #1017298581 (the “Designated Account”) notwithstanding anything to the contrary contained in the notice. The Borrower hereby indemnifies and holds the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) which may arise or be created by the acceptance of such telephonic and electronic requests and by the making of such advances in accordance with the preceding authorizations. The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each advance, as well as the date and amount of each payment made by the Borrower.

4.    Payment Terms. Accrued interest will be due and payable on the first day of each month. The outstanding principal balance and any accrued but unpaid interest shall be due and payable on the Expiration Date.

If any payment under this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. The Borrower hereby authorizes the Bank to charge the Borrower’s Designated Account at the Bank for any payment when due hereunder. Payments received will be applied to charges, fees and expenses (including reasonable attorneys’ fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

5.    Default Rate. Upon maturity, whether by acceleration, demand or otherwise, and at the Bank’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, amounts outstanding under this Note shall bear interest at a rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) which shall be two percentage points (2%) in excess of the interest rate in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. The Default Rate is imposed as liquidated damages for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, but is in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ.

6.    Prepayment. The indebtedness evidenced by this Note may be prepaid in whole or in part at any time without penalty.

7.    Reserves or Deposit Requirements, etc; Capital Adequacy. (a) If, at any time, any Change in Law (as defined in the 2012 Credit Agreement) after the date of this Note by any governmental authority or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than the percentage prescribed by the Federal Reserve and referred to in part (B) of the definition of “Daily LIBOR Rate”, the effect of which is reflected in the interest rate hereunder) against assets held by, or deposits in or for the amount of any advance hereunder by Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to Bank of making or maintaining hereunder such advance, or to reduce the amount of principal or interest received by Bank with respect to such advance, then, upon demand by the Bank, the Borrower shall pay to Bank from time to time on the next interest payment date as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify Bank for such increased cost or reduced amount, assuming (which assumption Bank need not corroborate) such additional cost or reduced amount was allocable to such advance. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 7(a), setting forth the calculations therefor, shall be promptly submitted by Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. The Bank shall notify Borrower as promptly as practicable of the existence of any event that will likely require the payment by Borrower of any such additional amount under this Section.

(b) If the Bank has determined, after the date of that certain Letter Agreement of even date herewith between the Bank and the Borrower (the “Letter Agreement”), that any Change in Law regarding capital adequacy by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank’s capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration Bank’s policies or the policies of its holding company with respect to capital adequacy) by any amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as shall compensate Bank (or its holding company) for such reduction. Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Bank be otherwise disadvantageous to Bank. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods. Failure on the part of the Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of Bank’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

8.    Certain Definitions. As used herein, the term “Loan Documents” means this Note and the Letter Agreement as the same may be amended, modified or renewed from time to time. As used herein, the term “2012 Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement dated April 13, 2012, among STERIS Corporation, the lenders named herein, Keybank National Association, as administrative agent, and the other parties thereto, as amended through the date of this Note and as the same may from time to time be supplemented, amended, modified, extended, renewed, restated and/or replaced.

9.    Events of Default. The occurrence of any of the following events will be deemed to be an “Event of Default” under this Note: (i) the nonpayment of any principal under this Note when due or the nonpayment of interest or other indebtedness under this Note within five (5) Business Days after the same become due; (ii) the occurrence of any event which constitutes an “Event of Default” under the 2012 Credit Agreement (determined after giving effect to any consent, waivers, modifications or amendments); and (iii) any representation or warranty made by the Borrower to the Bank in any Loan Document is false, erroneous or misleading in any material respect.

Upon the occurrence of an Event of Default: (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default shall occur under clause (ii) above as a result of the occurrence of an “Event of Default” referred to in Section 7.10 of the 2012 Credit Agreement, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall become immediately due and payable without demand or notice of any kind; (c) if any Event of Default shall occur under clause (i) or (iii) above, or any Event of Default shall occur under clause (ii) above (other than as specified in clause (b) above) that results in all indebtedness under the 2012 Credit Agreement becoming due and payable, then in any such case, the outstanding principal balance hereof and accrued interest hereunder together with any additional amounts payable hereunder, at the Bank’s option may be accelerated by the giving of written notice to Borrower and thereupon the same shall become immediately due and payable; (d) at the Bank’s option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law.

10.    Right of Setoff. In addition to all liens upon and rights of setoff against the Borrower’s money, securities or other property given to the Bank by law, if the maturity of the Note is accelerated pursuant to Section 9 as a result of an Event of Default hereunder the Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all amounts then owing by Borrower to Bank under the Loan Documents, any and all deposit balances and all other indebtedness then held or owing by Bank to or for the credit or account of Borrower, excluding, however, all escrow and trust accounts, all without notice to or demand upon Borrower or any other person, all such notices and demands being hereby expressly waived by Borrower; provided, however, promptly after the taking of any such action by the Bank, Bank shall notify Borrower of the same.

11.    Anti-Money Laundering/International Trade Law Compliance.

(a) Borrower represents and warrants that it is not subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons (as defined in the 2012 Credit Agreement) specified therein or that prohibits or limits the Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower.

(b) Borrower shall not be subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower. Borrower covenants and agrees that it will, and will cause each of its Subsidiaries (as defined in the 2012 Credit Agreement) to promptly, following a request by the Bank, provide all documentation and other information that the Bank reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

12.    Indemnity. The Borrower agrees to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees of external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrower), in connection with or arising out of or relating to this Note or in the other Loan Documents or the use of any advance hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses to the extent attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Note, payment of any advance hereunder and the assignment of any rights hereunder. The Borrower may participate at its expense in the defense of any such action or claim.

13.    Miscellaneous. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests) and will be effective upon receipt. Notices may be given by electronic mail, first-class mail, or commercial courier service. Notices to the Borrower shall be sent to 5960 Heisley Road, Mentor, Ohio 44060, Attention: Vice President and Corporate Treasurer or if by email to Bill_Aamoth@STERIS.com or such other address or person as the Borrower may designate from time to time. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Note will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. The Borrower agrees to pay on demand, to the extent permitted by law, all reasonable costs and expenses incurred by the Bank in the enforcement of its rights in this Note, including without limitation reasonable fees and expenses of the Bank’s counsel. If any provision of this Note is found to be invalid, illegal or unenforceable in any respect by a court, all the other provisions of this Note will remain in full force and effect. Except as otherwise provided herein, the Borrower and all other indorsers of this Note hereby forever waives presentment, protest, notice of dishonor and notice of non-payment. This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, however, that neither the Borrower nor the Bank may assign this Note in whole or in part without the written consent of the other, which consent shall not be unreasonably withheld, but further provided the consent of the Borrower shall not be required for any assignment by Bank after the occurrence and during the continuance of an Event of Default.

This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of Ohio. THIS NOTE WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE BANK AND THE BORROWER DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, EXCLUDING ITS CONFLICT OF LAWS RULES. The Borrower hereby irrevocably consents to the non-exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s Cleveland, Ohio office is located; provided that nothing contained in this Note including the foregoing consent will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Borrower acknowledges and agrees that the venue consented to by the Borrower above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue in the courts to which Borrower has consented to jurisdiction above and any objection based on a more convenient forum in respect of the courts to which Borrower has consented to jurisdiction above in any action instituted under this Note.

14.    WAIVER OF JURY TRIAL. THE BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS THE BORROWER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Borrower acknowledges that it has read and understood all the provisions of this Note, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

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WITNESS the due execution hereof, as of the date first written above, with the intent to be legally bound hereby.

WITNESS / ATTEST:	STERIS CORPORATION

_____________________________________	By:__________________________________
William L. Aamoth
Print Name:___________________________	Vice President and Corporate Treasurer
Title:________________________________
(Include title only if an officer of entity signing to the right)

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